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                       AGREEMENT #__________________

      THIS AGREEMENT is entered into and effective this ___ day of ___, 2002 by and between Vital Living, Inc., a Nevada corporation ("VL") and the City of Phoenix Fire Department ("COP"). VL is in the business of, among other things, developing and distributing nutritional products. VL has developed and distributes a proprietary cardio-vascular nutrition product, Essentum, herein called (the "Product"). Members of the Phoenix Fire Department will be solicited as volunteers to participate in a clinical trial sponsored by VL to determine if the Product can reduce CVD risk factors.

I.    Terms and Conditions

Clinical Trial. In connection with the clinical trial for the Product, Vital Living will solicit volunteers who are currently active Phoenix Fire Department firefighters to participate in the clinical trial. The clinical trial will occur over an eight to twelve week period. The actual number of volunteers required for the clinical trial will be determined by mutual agreement among the parties. The volunteers participating in the clinical study will be required to use the Product in a double, blinded placebo controlled study for the purposes of determining certain cardiovascular risk reduction factors directly correlated to the ingesting of the Product during the trial period. The volunteers will also be required to participate in periodic blood draws, urine analysis and other testing procedures during approximately eight weeks of the trial period. The Health Center may serve as a blood draw site if it meets Internal Review Board requirements. Vital Living will obtain appropriate releases (Informed Consent) from the volunteers participating in the trial to allow use and disclosure of information obtained during the trial. These releases will also include language holding the City of Phoenix harmless for this study. VL may publicly disclose the results (no individual names) of the clinical trial and has the right to reference that Phoenix Firefighter volunteers participated.

VL will own all trademarks and other intellectual property related to the Product, packaging and marketing.

II. Confidentiality. In connection with this Agreement, the parties may develop, acquire, or be granted access to trade secrets and other information that is confidential and proprietary to the other party or to third parties. Such information includes but is not limited to: list of volunteer participants, cost of manufacturing, technical data, methods, processes, business and marketing strategies, operations, research and development, business opportunities, and financial data. The parties will not at any time during or after termination of this agreement, directly or indirectly, divulge, use or permit the use of any confidential or proprietary information of the other, except as required in the course of this agreement. Upon termination of this agreement, the parties will immediately turn over to the other all confidential information materials that belong to such party, including all copies thereof or notes relating thereto, in such party's possession or otherwise subject to it's control. Notwithstanding the above, the following materials will not be deemed confidential.

      Information which was in the public domain at the time of disclosure (provided, however, that collection or compilation of publicly available information will be considered proprietary if the disclosing party's collection or organization of the material would be difficult or time-consuming to replicate);

      Information which was published or otherwise became part of the public domain after disclosure to the receiving party through no fault of the receiving party (but only after, and only to the extent that, it is published or otherwise becomes a part of the public domain); and


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      Information, which was, received from a third party who did not acquire it, directly or indirectly, from the disclosing party under an obligation of confidence except where required by law. III. Costs: Vital Living will pay for the cost of Blood Work analysis. It is agreed that there will be no mandatory additional compensation required as inducement or payment from VL to participating firefighters. It is agreed that VL will bear the cost and burden of providing the product being used in the trial. It is agreed that VL will bear the cost to have the statistical outcome determined through an independent source and share those impartial results fully with Phoenix Fire Department and Healthcare management officials as requested. It is agreed that Vital Living will pay the Internal Review Board (IRB) management fee to Banner Health Services.

      While no guarantees or representations have been made, if the statistical results of the study are positive in reducing CVD risk factors for firefighter participants, the Phoenix Fire Department may share results of the study with its members. Additionally, other venues may be made available for VL to educate other interested parties in the results of the study.

      It is agreed that the Principal Investigator, (PI) (to be approved by the Health Center), will have the right to review all testing information including all statistical analysis for purposes of peer publication and firefighter education (once collection is completed). Also, PI(s) will receive all information and support necessary to meet IRB requirements.

IV. Warranty. The Product is provided "AS IS." VL specifically disclaims all warranties express or implied regarding the Product including any warranty of merchantability or fitness for a particular purpose.

V. Limitation of Liability. The Firefighters sole right and exclusive remedy for breach of this Agreement by VL is to terminate this Agreement as provided herein. IN NO EVENT IS VL OR THE CITY OF PHOENIX LIABLE TO THE MEMBERS FOR ANY DIRECT OR CONSEQUENTIAL DAMAGES INCURRED IN CONNECTION WITH OR ARISING OUT OF USE OR DISTRIBUTION OF THE PRODUCT OR ANY BREACH OF THIS AGREEMENT BY VL OR THE CITY OF PHOENIX, REGARDLESS OF THE FORM OF ACTION AND EVEN IF VL OR CITY OF PHOENIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS.

VI. Indemnity Provision. VL agrees to indemnify, defend and hold harmless the City from and against any and all claims, losses, liability, costs or expenses (hereinafter collectively referred to as "claims") arising out its performance under this agreement except for claims caused b the sole negligence, misconduct or other fault of the City, its agents, or employees.

VII. Notice. Any notice or other communications required or that may be given pursuant to this Agreement will be in writing and will be delivered personally, or sent by facsimile or electronic mail with confirmation by recognized overnight carrier, to the address of the party as set forth below or to any other address requested by the respective parties after giving written notice to the other party.

IIX. Severability. If any court of competent jurisdiction rules any provision of this Agreement invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not be affected or impaired in any way.

IX. Entire Agreement. This Agreement constitutes the entire, integrated agreement among the parties regarding the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations, and understandings of the parties.


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X. Assignment. Neither party will assign this Agreement or any of its rights or obligations hereunder without the prior consent of the other party; provided, however, that either party may assign this Agreement and its rights and obligations hereunder, with prior notice to the other party, to any person or entity that purchases all or substantially all of its assets, or that merges with or into such assigning party, or that is under common ownership or control of the assigning party, and that agrees in writing to be bound by the terms hereof.

XI. Force Majeure. Neither party will be liable to the other for failure to carry out this Agreement in whole or in part when such failure is due to strikes, lockouts or other labor problems, inability to obtain materials, or acts of God, freight embargoes, transportation delays, any existing or future laws or acts of the Federal, State or Local government or any other occurrences beyond its control. A party so affected shall immediately advise the other in writing, describing the cause of the failure, and estimating, if possible, the duration of the interruption. The parties shall cooperate within reason to mitigate the effects of the interruption. If the interruption continues for a period of ninety (90) days, either party may terminate the agreement.

XII. Immigration Reform and Control Act of 1986 (IRCA). VL understands and acknowledges the applicability of the IRCA to it. VL agrees to comply with the IRCA in performing under this Agreement and to permit City inspection of its personnel records to verify such compliance.

XIII. Affirmative Action. VL, or any of its agents in performing under this agreement shall not discriminate against any worker, employee or applicant, volunteer, or any member of the public, because of race, color, religion, gender, national origin, age or disability nor otherwise commit an unfair employment practice.

      VL will take affirmative action to ensure that applicants are employed, and employees are dealt with during employment without regard to their race, color, religion, gender or national origin, age or disability. Such action shall include, but not be limited to the following: employment, promotion, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rate of pay or other forms of compensation; and selection for training, including apprenticeship as well as all labor organizations furnishing skilled, unskilled and union labor, or services in connection with this contract.

      Suppliers and lessees further agree that this clause will be incorporated in all subcontracts, job-consultant agreements or subleases of this agreement entered into by supplier/lessee.

      Each individual or firm, vendor or supplier, contractor or subcontractor will be given an equal economic opportunity to participate in City business.

      VL is eligible to do business with the City until _____________ by its compliance with the affirmative action requirements of the City Code, Chapter 18, Article IV. The firm is responsible for maintaining it's eligibility during the life of this agreement, and failure to do so may result in termination of this agreement.

      The attention of all suppliers, lessees, or use permittees is called to Ordinance No. G-881, passed October 8, 1968; Ordinance No. G-1080, passed April 6, 1971; and Ordinance No. G-1121, passed October 5, 1971.


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XIV.  Transactional Conflicts of Interest.   All parties hereto
acknowledge that this agreement is subject to cancellation by the City pursuant to the provisions of Section 38-511, Arizona Revised Statutes.

XV. Material Breach of Agreement. Any violation of these provisions shall constitute a material breach of this Agreement.


THIS AGREEMENT IS DATED THE YEAR AND DATE FIRST ABOVE WRITTEN.


                                                CITY OF PHOENIX,
                                                a Municipal Corporation

                                                FRANK FAIRBANKS
                                                City Manager



ATTEST:


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City Clerk                                      Alan V. Brunacini
                                                Fire Chief
                                          By    Steve Storment
                                                Assistant Chief


APPROVED AS TO FORM



---------------------------               --------------------------------------
City Attorney                                         Vital Living


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